UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2026

Jaguar Health, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36714	46-2956775
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Pine Street
Suite 400
San Francisco, California	94104
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (415) 371-8300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	JAGX	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

As previously disclosed, on May 1, 2026, Jaguar Health, Inc. (the “Company”) received a written notification (the “Notice”) from the staff of the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, as a result of the 1-for-35 reverse stock split of the Company’s issued and outstanding shares of common stock, par value $0.0001 per share (“Common Stock”), effected on April 30, 2026, the Company had a post reverse stock split number of publicly held shares of Common Stock of approximately 401,226. As a result, the Company did not comply with the minimum 500,000 Publicly Held Shares requirement for continued inclusion set forth in Nasdaq Listing Rule 5550(a)(4) (the “Publicly Held Shares Requirement”). In addition, Staff noted that under Nasdaq Listing Rule 5810(c)(3)(A), the Company would remain non-compliant with both the minimum $1.00 bid price requirement and the Publicly Held Shares Requirement until the failure to meet the Publicly Held Shares Requirement is cured and, thereafter, the Company evidences a closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days, unless Staff exercises its discretion to extend the 10-day period, up to 20 days, as discussed in Nasdaq Listing Rule 5810(c)(3)(H).

Following the exercise by certain third-party investors of existing pre-funded warrants to purchase Common Stock on May 4, 2026, the Company has 513,974 shares of Common Stock issued and outstanding and 513,939 publicly held shares. The Company is awaiting the Staff’s formal confirmation that the Company has evidenced compliance with the Publicly Held Shares Requirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAGUAR HEALTH, INC.

Date: May 4, 2026	By:	/s/ Lisa A. Conte
Lisa A. Conte
Chief Executive Officer & President